Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact:	Benjamin Pratt
GNC Corporation
(412) 402-7453
benjamin-pratt@gnc-hq.com
GNC CORPORATION NAMES MARK L. WEINTRUB
SENIOR VICE PRESIDENT, CHIEF LEGAL OFFICER AND SECRETARY
PITTSBURGH, PA – April 6, 2006 – GNC Corporation today announced that it has appointed Mark L. Weintrub Senior Vice President, Chief Legal Officer and Secretary. Mr. Weintrub joins the company after two decades of distinguished corporate law practice.
“Mark will be an invaluable addition to our management team,” said GNC President and Chief Executive Officer Joseph Fortunato. “He possesses extensive experience in management and corporate law, and he clearly possesses the skill set to contribute to GNC’s ongoing resurgence.”
Mr. Weintrub most recently worked in private practice providing general counsel and commercial business legal services to a wide range of clients. From 2001 to 2004 he served as Vice President Administration, General Counsel and Secretary for Authentix Inc., a privately held authentication solutions and brand protection company based in Dallas, Texas. From 1999-2001, he served in a similar role at Ultrak Inc., a formerly publicly traded, Dallas-based maker and distributor of electronic and other technology products to the security and surveillance industries.
GNC, based in Pittsburgh, PA, is the largest global specialty retailer of nutritional supplements, which includes vitamin, mineral and herbal supplements, sports nutrition products, diet and energy products, specialty supplements and products and supplements for low carb lifestyles. GNC operates more than 5,000 retail locations throughout the

United States, including over 1,200 domestic franchise locations, and locations in 35 countries.